Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the (i) Life Storage, Inc. 2015 Award and Option Plan, (ii) Life Storage, Inc. 2020 Outside Directors’ Stock Award Plan, and (iii) Life Storage, Inc. Amended and Restated 2009 Outside Directors’ Stock Option and Award Plan, of Life Storage, Inc. of our reports dated February 25, 2022, with respect to the consolidated financial statements and schedule of Life Storage Inc. and Life Storage LP and the effectiveness of internal control over financial reporting of Life Storage Inc. and Life Storage LP included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York

November 23, 2022